EXHIBIT 2.2
 _____________________________________________________

       AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the "Agreement"), dated as of the 31st day of December, 1996, by and among Media Entertainment, Inc., a Nevada corporation ("MEI"), Missouri Cable TV Corp., a Louisiana corporation ("MCTV"), and the shareholders of MCTV executing this Agreement (collectively, the "Shareholders"), is made with reference to the following:

A. MEI is a Nevada corporation organized on November 1, 1996. MEI has authorized 50,000,000 shares of Common Stock, $.0001 par value per share, of which 2,160,000 shares are outstanding.

B. MCTV is a privately-held corporation organized under the laws of the State of Louisiana on October 9, 1996.

C. The respective Boards of Directors of MEI and MCTV have deemed it advisable and in the best interests of MEI and MCTV for MCTV to be acquired by MEI pursuant to the terms and conditions set forth in this Agreement.

D. MEI, MCTV and the Shareholders propose to enter into this Agreement which provides, among other things, that all of the outstanding shares of MCTV be acquired by MEI, in exchange for shares of MEI, all as more fully described in the Agreement.

E. The parties desire the transaction to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986 and the shares of MEI to be issued to the Shareholders be exempt from registration under the Securities Act of 1933, as amended (the "Act"), by virtue of the provisions of Section 4(2) of the Act.

NOW THEREFORE, the parties hereto agree as follows:

                     ARTICLE 1

                  THE ACQUISITION

1.01 At the Closing, a total of 1,800,000 shares of common stock of MCTV, which represents all of the outstanding shares of capital stock of MCTV, shall be acquired by MEI in exchange for a total of 1,929,903 shares of MEI, which shall be issued to the Shareholders, and shall represent approximately 32.16% of the issued and outstanding shares of MEI following this reorganization, with effect having been given to the reorganization referred to in paragraph 3.13 of this Agreement. Each share of common stock of MCTV shall be exchanged for approximately 1.072 shares of MEI Common
Stock.

1.02 At the Closing, the Shareholders will deliver a certificate or certificates for the outstanding shares of MCTV, duly endorsed so as to make MEI the sole holder thereof, free and clear of all claims and encumbrances and MEI shall issue its shares to Shareholders.

                     ARTICLE 2

                    THE CLOSING

2.01 The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place in the offices of MEI, 8478 Quarters Lake Road, Baton Rouge, Louisiana 70809, at 4:00 p.m., on January 24, 1997, or at such other place or date and time as may be agreed to in writing by the parties hereto.

                     ARTICLE 3

       REPRESENTATIONS AND WARRANTIES OF MEI

MEI hereby represents and warrants to MCTV and Shareholeder as follows:

3.01 MEI shall deliver to MCTV and Shareholders within three (3) days before Closing, each of the following:

(a) Financial Statement. The unaudited balance sheet of MEI as of December 31,1996. (Schedule A)

(b) Leases and Contracts. A complete and accurate list describing all material terms of each lease (whether of real or personal property) and each contract, promissory note, mortgage, license, franchise or other written agreement to which MEI is a party. (Schedule B)

(c) Charter and Bylaws. Complete and accurate copies of the Articles of Incorporation and Bylaws of MEI, together with all amendments thereto to the date hereof. (Schedule C)

(d) Shareholders. A complete list of all persons or entities holding capital stock of MEI or any rights to subscribe for, acquire or receive shares of the capital stock of MEI (whether warrants, calls, options or conversion rights), including copies of all stock option plans whether qualified or non-qualified, and other similar agreements. (Schedule D)

(e)  Officers; Directors.  A list of officers and directors of MEI.
(Schedule E)

(f) Litigation. A complete and accurate list (in all material respects) of all material civil, criminal, administrative, arbitration or other such proceedings or investigations (including without limitation, unfair labor practice matters, labor organization activities, environmental matters and civil rights violations) pending or, to the knowledge of MEI, threatened, which may materially and adversely affect MEI. (Schedule F)

(g) Jurisdictions Where Qualified. A list of all jurisdictions wherein MEI is qualified to do business and is in good standing. (Schedule G)

(h) Subsidiaries. A complete list of all subsidiaries of MEI. (Schedule H) The term "Subsidiary" or "Subsidiaries" shall include corporations, unincorporated associations, partnerships, joint ventures or similar entities in which MEI has an interest, direct or indirect.

(i) Employee Benefit Plans. Complete and accurate copies of all salary, stock option, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, disability, death benefit or other benefit plans, trust agreements or arrangements of MEI in effect on the date hereof or to become effective after the date thereof, together with copies of any determination letters issued by the Internal Revenue Service with respect thereto. (Schedule I)

3.02 Organization, Standing and Power. MEI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with all requisite corporate power to own or lease its properties and carry on its business as is now being conducted.

3.03 Qualification. MEI is duly qualified and is licensed as a foreign corporation authorized to do business in each jurisdiction wherein it conducts its business operations. Such jurisdictions, which are the only jurisdictions in which MEI is duly qualified and licensed as a foreign corporation, are shown in Schedule J.

3.04 Capitalization of MEI. The authorized capital stock of MEI consists of 50,000,000 shares of Common Stock, $.0001 par value per share, of which the only shares issued and outstanding are 2,160,000, which shares were duly authorized, validly issued and fully paid and non-assessable. There are no preemptive rights with respect to the MEI Common Stock.

3.05 Authority. The execution and delivery of this Agreement and consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action, including, but not limited to, duly and validly authorized action and approval by the Board of Directors, on the part of MEI. This Agreement constitutes the valid and binding obligation of MEI enforceable against it in accordance with its terms, subject to the principles of equity applicable to the availability of the remedy of specific performance. This Agreement has been duly executed by MEI and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not result in the breach of any provisions of the Articles of Incorporation or of the Bylaws or of any other agreement, court order or instrument to which MEI is a party or by which it is bound.

3.06 Absence of Undisclosed Liabilities. MEI has no material liabilities of any nature, whether fixed, absolute, contingent or accrued, which are not reflected in the financial statements set forth in Schedule A nor otherwise disclosed in this Agreement or any of the Schedules or Exhibits attached hereto.

3.07 Absence of Changes. Since December 31, 1996, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of MEI.

3.08 Options, Warrants, etc. Except as otherwise described in Schedule C, there are no outstanding options, warrants, calls, commitments or agreements of any character to which MEI or its Shareholders are a party or by which MEI or its Shareholders are bound, or are a party, calling for the issuance of shares of capital stock of MEI or any securities representing the right to purchase or otherwise receive any such capital stock of MEI.

3.09 Agreements in Force and Effect. All material contracts, agreements, plans, promissory notes, mortgages, leases, policies, licenses, franchises or similar instruments to which MEI is a party are valid and in full force and effect on the date hereof, and MEI has not breached any material provision of, and is not in default in any material respect under the terms of, any such contract, agreement, plan, promissory note, mortgage, lease, policy, license, franchise or similar instrument which breach or default would have a material adverse effect upon the business, operations or financial condition of MEI.

3.10 Legal Proceedings, etc. There are no civil, criminal, administrative, arbitration or other such proceedings or investigations pending or, to the knowledge of either MEI or the Shareholders thereof, threatened, in which, individually or in the aggregate, an adverse determination would materially and adversely affect the assets, properties, business or income of MEI. MEI has substantially complied with, and is not in default in any material respect under, any laws, ordinances, requirements, regulations or orders applicable to its business.

3.11 Governmental Regulation. To the knowledge of MEI, MEI is not in violation of or in default with respect to any applicable law or any applicable rule, regulation, order, writ or decree of any court or any governmental commission, board, bureau, agency or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality which violation or default could have a material adverse effect upon the business, operations or financial conditions of MEI.

3.12 Accuracy of Information. No representation or warranty by MEI contained in this Agreement and no statement contained in any certificate or other instrument delivered or to be delivered to MCTV pursuant hereto or in connection with the transactions contemplated hereby (including, without limitation, all Schedules and Exhibits hereto) contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

3.13 Subsidiaries. Contemporaneous with the consummation of this Agreement, MEI is to acquire all of the outstanding capital stock of Winter Entertainment, Inc., a Delaware corporation, pursuant to an Agreement and Plan of Reorganization. After the consummation of such reorganization and the reorganization contemplated herein, the Company will have two subsidiaries.

                     ARTICLE 4

      REPRESENTATIONS AND WARRANTIES OF MCTV

MCTV hereby represents and warrants to MEI as follows:

4.01 MCTV shall deliver to MEI within three (3) days before Closing, each of the following for MCTV:

(a) Financial Statement. Unaudited financial statements of MCTV, including balance sheets and profit and loss statements, for the ten months ended December 31, 1996. (Schedule AA)

(b) Property. An accurate list and description of all property, real or personal, owned by MCTV of a value equal to or greater than $500.
(Schedule BB)

(c) Liens and Liabilities. A complete and accurate list of all material liens, encumbrances, easements, security interests or similar interests in or on any of the assets listed on Schedule BB. (Schedule CC)

(d) Leases and Contracts. A complete and accurate list describing all material terms of material leases (whether of real or personal property) and any material contract, promissory note, mortgage, license, franchise or other written agreement to which MCTV is a party. (Schedule DD)

(e) Loan Agreements. Complete and accurate copies of all loan agreements and other documents with respect to obligations of MCTV for the repayment of borrowed money. (Schedule EE)

(f) Consents Required. A complete list of all agreements wherein consent to the transaction herein contemplated is required to avoid a default thereunder; or where notice of such transaction is required at or subsequent to Closing, or where consent to an acquisition, consolidation or sale of all or substantially all of the assets is required to avoid a default thereunder. (Schedule FF)

(g) Charter and Bylaws. Complete and accurate copies of the Certificate and Articles of Incorporation and Bylaws of MCTV, together with all amendments thereto to the date hereof. (Schedule GG)

(h) Shareholders. A confirmation of the person or persons or entities holding capital stock of MCTV or any rights to subscribe for, acquire, or receive shares of the capital stock of MCTV (whether warrants, calls, options or conversion rights), including copies of all stock option plans, whether qualified or non-qualified, and other similar agreements. (Schedule HH)

(i) Officers and Directors. A complete and current list of all officers and directors of MCTV. (Schedule II)

(j) Salary Schedule. A complete and accurate list (in all material respects) of the names and the current salary rate of each present employee of MCTV. (Schedule JJ)

(k) Litigation. A complete and accurate list (in all material respects) of all material civil, criminal, administrative, arbitration or other such proceedings or investigations (including, without limitation, unfair labor practice matters, labor organization activities, environmental matters and civil rights matters) pending or, to the knowledge of MCTV, threatened, which may materially and adversely affect MCTV. (Schedule KK)

(l) Tax Returns. Accurate copies of all tax returns for MCTV since inception. (Schedule LL)

(m) Banks. A true and complete list (in all material respects), as of the date of this Agreement, showing (1) the name of each bank in which MCTV has an account or safe deposit box, and (2) the names and addresses of all signatories, other than officers and directors. (Schedule MM)

(n) Jurisdictions Where Qualified. A list of all jurisdictions wherein MCTV is qualified to do business and is in good standing. (Schedule NN)

(o)  Subsidiaries.  A complete list of all subsidiaries of MCTV. (Schedule
OO) The term "Subsidiary" or "Subsidiaries" shall include corporations, unincorporated associations, partnerships, joint ventures or similar entities in which MCTV has an interest, direct or indirect.

(p) Union Matters. An accurate list and description (in all material respects) of all union contracts and collective bargaining agreements of MCTV, if any. (Schedule PP)

(q) Employee and Consultant Contracts. A complete and accurate list of all employee and consultant contracts which MCTV may have, other than those listed in the schedule on Union Matters. (Schedule QQ)

(r) Employee Benefit Plans. Complete and accurate copies of all salary, stock option, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, disability, death benefit or other benefit plans, trust agreements or arrangements of MCTV in effect on the date hereof or to become effective after the date thereof. (Schedule RR)

(s) Insurance Policies. A complete and accurate list (in all material respects) and description of all material insurance policies naming MCTV as an insured or beneficiary or as a loss payable payee or for which MCTV has paid all or part of the premium in force on the date hereof, specifying any notice or other nformation possessed by MCTV regarding possible claims thereunder, cancellation thereof or premium increases thereon, including any policies now in effect naming MCTV as beneficiary covering the business activities of MCTV. (Schedule SS)

(t) Customers. A complete and accurate list (in all material respects) of the customers of MCTV. (Schedule TT)

(u) Licenses and Permits. A complete list of all licenses, permits and other authorizations of MCTV. (Schedule UU)

4.02 Organization, Standing and Power. MCTV is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana with all requisite corporate power to own or lease its properties and carry on its business as is now being conducted.

4.03 Qualification. MCTV is duly qualified and licensed as a foreign corporation authorized to do business in each jurisdiction wherein it conducts business operations. Such jurisdictions, which are the only jurisdictions in which MCTV is duly qualified and licensed as a foreign corporation, are shown in Schedule NN.

4.04 Capitalization of MCTV. The authorized capital stock of MCTV consists of 1,800,000 shares of Common Stock, no par value, all of which shares have been issued and are outstanding and issued to the Shareholders as set forth on Schedule HH, which shares were duly authorized, validly issued and fully paid and non-assessable. There are no preemptive rights with respect to the MCTV stock.

4.05 Authority. The execution and delivery of this Agreement and consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action, including, but not limited to, duly and validly authorized action and approval by the Board of Directors, on the part of MCTV. This Agreement constitutes the valid and binding obligation of MCTV and its Shareholders, enforceable against it and him, respectively, in accordance with its terms, subject to the principles of equity applicable to the availability of the remedy of specific performance. This Agreement has been duly executed by MCTV and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not result in any breach of any terms or provisions of MCTV's Articles of Incorporation or Bylaws or of any other agreement, court order or instrument to which MCTV is a party or by which it is bound.

4.06 Absence of Undisclosed Liabilities. MCTV has no material liabilities of any nature, whether fixed, absolute, contingent or accrued, which were not reflected on the financial statements set forth in Schedule AA nor otherwise disclosed in this Agreement or any of the Schedules or Exhibits attached hereto.

4.07 Absence of Changes. Since December 31, 1996, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business or MCTV.

4.08 Tax Matters. All taxes and other assessments and levies which MCTV is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper government authorities or are held by MCTV for such payment or are represented by depository receipts, and all such withholdings and collections and all other payments due in connection therewith as of December 31, 1996, are duly reflected in the financial statement as of December 31, 1996, and, since such date and as of the date of this Agreement, all such taxes (including, without limitation, employment taxes, both the employee's and employer's share) have been provided for. There are no known deficiencies in income taxes for any periods prior to December 31, 1996, and further, the representations and warranties as to absence of undisclosed liabilities contained in Section 4.06 includes any and all tax liabilities of whatsoever kind or nature (including, without limitation, all Federal, Provincial, local and foreign income, profit, franchise, sales, use and property taxes) due or to become due, incurred in respect of or measured by MCTV's income or business prior to the Closing
Date.

4.09 Title to Assets. Except for liens set forth in Schedule MCTV and interests of third parties as set forth in Schedule DD, MCTV is the sole and unconditional owner of, with good and marketable title to, all the assets listed in Schedule BB, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever.

4.10 Agreements in Force and Effect. Except as set forth in Schedules DD and EE, all material contracts, agreements, plans, promissory notes, mortgages, leases, policies, licenses, franchises or similar instruments to which MCTV is a party are valid and in full force and effect on the date hereof, and MCTV has not breached any material provision of, and is not in default in any material respect under the terms of, any such contract, agreement, plan, promissory note, mortgage, lease, policy, license, franchise or similar instrument which breach or default would have a material adverse effect upon the business, operations or financial condition of MCTV.

4.11 Legal Proceedings, etc. Except as set forth in Schedule KK, there are no civil, criminal, administrative, arbitration or other such proceedings or investigations pending or, to the knowledge of MCTV or the Shareholders thereof, threatened, in which, individually or in the aggregate, an adverse determination would materially and adversely affect the assets, properties, business or income of MCTV. MCTV has substantially complied with, and is not in default in any material respect under, any laws, ordinances, requirements, regulations or orders applicable to its business.

4.12 Governmental Regulation. To the knowledge of MCTV and except as set forth in Schedule KK, MCTV is not in violation of or in default with respect too any applicable law or any applicable rule, regulation, order, writ or decree of any court or any governmental commission, board, bureau, agency or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality which violation or default could have a material adverse effect upon the business, operations or financial conditions of MCTV.

4.13 Broker and Finders. MCTV shall be solely responsible for payment to any broker or finder retained by MCTV for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

4.14 Accuracy of Information. No representation or warranty by MCTV contained in this Agreement and no statement contained in any certificate or other instrument delivered or to be delivered to MEI pursuant hereto or in connection with the transactions contemplated hereby (including, without limitation, all Schedules and Exhibits hereto) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

4.15 Subsidiaries.  MCTV has no subsidiaries.

4.16 Consents. Except as listed in Schedule FF, no consent or approval of, or registration, qualification or filing with, any governmental authority or other person is required to be obtained or accomplished by MCTV or any Shareholders thereof in connection with consummation of the transactions contemplated hereby.

4.17 Improper Payments. No person acting on behalf of MCTV has made any payment or otherwise transmitted anything of value, directly or indirectly, to (a) any official or any government or agency or political subdivision thereof for the purpose of influencing any decision affecting the business of MCTV (b) any customer, supplier or competitor of MCTV, or employee of such customer, supplier or competitor, for the purposes of obtaining, retaining or directing business for MCTV, or (c) any political party or any candidate for elective political office, nor has any fund or other asset of MCTV been maintained that has not fully and accurately recorded on the books of account of MCTV.

4.18 Copies of Documents. MCTV has made available for inspection and copying by MEI and its duly authorized representatives, and will continue to do so at all times, true and correct copies of all documents filed with governmental agencies which are material to the terms and conditions contained in this Agreement. Furthermore, all filings by MCTV with governmental agencies have contained information which is true and correct in all material respects and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading or which could have any material adverse affect upon the financial condition or operations of MCTV or adversely effect the objectives of this Agreement.

                     ARTICLE 5

          REPRESENTATIONS AND WARRANTIES
                  OF SHAREHOLDERS

The Shareholders, and each of them, hereby represent and warrant to MEI as follows:

5.01 Title to Shares of MCTV. Each Shareholder owns the full right, title and interest in and to his shares of MCTV, free and clear of adverse claims, liens or encumbrances.

5.02 Legal Capacity of Shareholders. No Shareholder is under no legal disability with respect to the execution and performance of this Agreement and Plan of Reorganization.

5.03 Investment Intent of Shareholders. Each Shareholder represents and warrants to MEI that the shares of MEI being acquired pursuant to this Agreement are being acquired for his own account and for investment and not with a view to the public resale or distribution of such shares and further acknowledges that the shares being issued have not been registered under the Securities Act or any state securities law and are "restricted securities", as that term is defined in Rule 144 promulgated by the Securities and Exchange Commission, and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

5.04 Restrictive Legend. Each Shareholder acknowledges that the share certificate or certificates of MEI issued to him in exchange for his MCTV stock will bear a legend restricting future transfer in the following, or similar, form:

"THE STOCK REPRESENTED BY THIS CERTIFICATE HAS BEEN
ISSUED IN RELIANCE UPON THE EXEMPTION FROM
REGISTRATION AFFORDED BY SECTION 4(2) OF THE SECURITIES
ACT OF 1933, AS AMENDED.  THE STOCK MAY NOT BE
TRANSFERRED WITHOUT REGISTRATION EXCEPT IN A
TRANSACTION EXEMPT FROM SUCH REGISTRATION."

                     ARTICLE 6

       CONDUCT AND TRANSACTIONS PRIOR TO THE
       EFFECTIVE TIME OF THE REORGANIZATION

6.01 Conduct and Transactions of MEI. During the period from the date hereof to the date of Closing, MEI shall:

(a) Conduct its operations in the ordinary course of business, including, but not limited to, paying all obligations as they mature, complying with all applicable tax laws, filing all tax returns required to be filed and paying all taxes due; and

(b) Maintain its records and books of account in a manner that fairly and correctly reflect its income, expenses, assets and liabilities.

MEI shall not during such period, except in the ordinary course of business, without the prior written consent of MCTV:

(c)  Sell, dispose of or encumber any of its properties or assets;

(d) Declare or pay any dividends on shares of its capital stock or make any other distribution of assets to the holders thereof;

(e) Issue, reissue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue, reissue or sell, any shares of its capital stock or acquire or agree to acquire any shares of its capital stock, except for shares to be issued under that certain Agreement and Plan of Reorganization among MEI, Winter Entertainment, Inc. and its Shareholder, which reorganization is to be consummated contemporaneously with the reorganization contemplated herein;

(f) Except as otherwise contemplated and required by this Agreement, amend its Articles of Incorporation or merge or consolidate with or into any other corporation or sell all or substantially all of its assets or change in any manner the rights of its capital stock or other securities;

(g) Pay or incur any obligation or liability, direct or contingent, of an amount in excess of $1,000;

(h) Incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other party, or make loans or advances to any of the party;

(i)  Make any material change in its insurance coverage;

(j) Increase in any manner the compensation, direct or indirect, of any of its officers, except in accordance with existing employment contracts;

(k) Enter into any agreement or make any commitment to any labor union or organization; or

(l)  Make any capital expenditures.

6.02 Conduct and Transactions of MCTV. During the period from the date hereof to the date of Closing, MCTV shall:

(a)  Conduct the operations of MCTV in the ordinary course of business.

MCTV shall not during such period, except in the ordinary course of business, without the prior written consent of MEI:

(b)  Sell, dispose of or encumber any of the properties or assets of MCTV;

(c) Declare or pay any dividends on shares of its capital stock or make any other distribution of assets to the holders thereof;

(d) Issue, reissue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue, reissue or sell, any shares of its capital stock or acquire or agree to acquire any share of its capital stock;

(e) Except as otherwise contemplated and required by this Agreement, amend its Articles of Incorporation or merge or consolidate with or into any other corporation or sell all or substantially all of its assets or change in any manner the rights of its capital stock or other securities;

(f)  Pay or incur any obligation or liability, direct or contingent;

(g) Incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other party, or make loans or advances to any other party;

(h)  Make any material change in its insurance coverage;

(i) Increase in any manner the compensation, direct or indirect, of any of its officers or executive employees; except in accordance with existing employment contracts;

(j) Enter into any agreement or make any commitment to any labor union or organization; or

(k)  Make any material capital expenditures.

                     ARTICLE 7

               RIGHTS OF INSPECTION

7.01 During the period from the date of this Agreement to the date of Closing, MEI and MCTV each agree to use its best efforts to give the other party, including its representatives and agents, full access to the premises, books and records of each of the entities, and to furnish the other with such financial and operating data and other information including, but not limited to, copies of all legal documents and instruments referred to on any Schedule or Exhibit hereto, with respect to the business and properties of MEI or MCTV, as the case may be, as the other shall from time to time request; provided, however, if there are any such investigations: (a) they shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the other party and (b) such right of inspection shall not affect in any way whatsoever any of the representations or warranties made by the parties hereunder. In the event of termination of this Agreement, MEI and MCTV will each return to the other all documents, work papers and other materials obtained from the other party in connection with the transactions contemplated hereby, and will take such other steps necessary to protect the confidentiality of such material.

                     ARTICLE 8

               CONDITIONS TO CLOSING

8.01 Conditions to Obligation of MCTV. The obligation of MCTV to perform this Agreement is subject to the satisfaction of the following conditions on or before the Closing, unless waived in writing by MCTV:

(a) Representations and Warranties. There shall be no information disclosed in the Schedules delivered by MEI which, in the opinion of MCTV, would materially adversely affect the proposed transaction and intent of the parties as set forth herein. The representations and warranties of MEI set forth in
Article 3 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except as otherwise permitted by this Agreement.

(b) Performance of Obligations. MEI shall have in all material respects performed all agreements required to be performed by it hereunder and shall have performed in all material respects any actions contemplated by this Agreement prior to or on the Closing and MEI shall have complied in all material respects with the course of conduct required by this Agreement.

(c) Corporate Action. Minutes, certified copies of corporate resolutions and/or other documentary evidence satisfactory to counsel for MCTV that MEI has submitted this Agreement and any other documents required hereby to such parties for approval as provided by applicable law.

(d) Financial Statements. MCTV shall have been furnished with an unaudited balance sheet of MEI as of December 31, 1996. Such balance sheet shall have been prepared in conformity with generally accepted accounting principles and fairly present the financial position of MEI as of December 31, 1996.

(e) Opinion of MEI Counsel. MEI shall deliver to MCTV an opinion of MEI's counsel, dated as of the date of Closing, in form and substance satisfactory to counsel for MCTV stating:

(i) MEI is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada;

(ii) Counsel is not aware of any failure by MEI to be qualified and licensed as a foreign corporation in each such jurisdiction where such corporation may be required to be licensed as a foreign corporation;

(iii) MEI has the corporate power to carry on its business as now being conducted;

(iv) The authorized capital stock of MEI consists of 50,000,000 shares of common stock, $.0001 par value per share, the number of shares of authorized common stock of MEI which have been issued is 2,160,000 and all such issued shares have been duly authorized, validly issued and outstanding, and are fully paid and non-assessable;

(v) The shares of MEI common stock to be issued to the Shareholders of MCTV pursuant to this Agreement when so issued, will be duly and validly authorized and issued and fully-paid and non-assessable;

(vi) This Agreement, and any other agreements required hereby, has been duly executed and delivered by MEI and all corporate action required by MEI to authorize the acquisition has been taken, and MEI has the corporate power to effect the acquisition as provided for in this Agreement;

(vii) To the best of Counsel's knowledge, neither the execution or delivery by MEI of this Agreement, nor compliance with the terms and provisions thereof, will conflict with or result in a breach of any of the terms, conditions or provisions of any agreement, contract or commitment listed on any Schedule delivered by MEI to MCTV pursuant to this Agreement or constitute a material default thereunder;

(viii) Except as set forth on any Schedule delivered by MEI to MCTV pursuant to this Agreement, to the best of Counsel's knowledge, MEI is not engaged in or threatened with any suit, action or legal, administrative, arbitration or other proceeding or governmental investigation;

(ix) All authorizations, consents, approvals, permits and orders of all Federal and State governmental agencies required to be obtained by MEI for consummation of the transactions contemplated by this Agreement have been obtained;

(x) The Board of Directors and shareholders of MEI have taken all action required by law, or under the charter documents, including, but not limited to, the Articles of Incorporation and Bylaws, including all amendments thereto, of MEI, to the best of Counsel's knowledge, and all other action required to authorize the execution, delivery and performance of the Agreement by MEI has been taken; and

(xi) In connection with the exchange of any of its shares and receipt of shares of MEI contemplated by the provisions of this Agreement, MEI and MCTV are exempt from registration of such shares.

(f) Statutory Requirements. All statutory requirements for the valid consummation by MEI of the transactions contemplated by this Agreement shall have been fulfilled.

(g) Governmental Approval. All authorizations, consents, approvals, permits and orders of all Federal and State governmental agencies required to be obtained by MEI for consummation of the transactions contemplated by this Agreement shall have been obtained.

(h) Employment Agreements. Existing MEI employment agreements, if any, will have been delivered to Counsel for MCTV.

(i) Changes in Financial Condition of MEI. There shall not have occurred any material adverse change in the financial condition or in the operations of the business of MEI, except expenditures in furtherance of this Agreement.

(j) Absence of Pending Litigation. MEI is not engaged in or threatened with any suit, action, or legal, administrative or other proceedings or governmental investigations pertaining to this Agreement or the consummation of the transactions contemplated hereunder.

8.02 Conditions to Obligation of MEI. The obligation of MEI to perform this Agreement are subject to the satisfaction of the following conditions on or before the Closing, unless waived in writing by MEI:

(a) Representations and Warranties. There shall be no information disclosed in the Schedules delivered by MCTV which in the opinion of MEI would materially adversely affect the proposed transaction and intent of the parties as set forth in this Agreement. The representations and warranties of MCTV set forth in Article 4 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except as otherwise permitted by this Agreement.

(b) Performance of Obligations. MCTV shall have in all material respects performed all agreements required to be performed by it under this Agreement and shall have performed in all material respects any actions contemplated by this Agreement prior to or on the Closing and MCTV shall have complied in all respects with the course of conduct required by this Agreement.

(c) Corporate Action. Minutes, certified copies of corporate resolutions and/or other documentary evidence satisfactory to Counsel for MEI that MCTV has submitted this agreement and any other documents required hereby to such parties for approval as provided by applicable law.

(d) Consents. Any consents necessary for or approval of any party listed on any Schedule delivered by MCTV whose consent or approval is required pursuant thereto shall have been obtained.

(e) Opinion of MCTV Counsel. MCTV shall deliver to MEI an opinion of MCTV's counsel, dated on the date of Closing, in form and substance satisfactory to counsel for MCTV stating:

(i) MCTV is a corporation duly organized and validly existing and in good standing under the laws of the State of Louisiana;

(ii) Counsel is not aware of any failure by MCTV to be qualified and licensed as a foreign corporation in each such jurisdiction where such corporation may be required to be licensed as a foreign corporation;

(iii) MCTV has the corporate power to carry on its business as now being conducted;

(iv) The authorized capital stock of MCTV consists of 1,800,000 shares of common stock, no par value; and the number of shares of authorized common stock of MCTV which have been issued is 1,800,000; and all such issued shares have been duly authorized, validly issued and outstanding, and are fully paid and non-assessable;

(v) This Agreement has been duly executed and delivered by MCTV and is the valid obligation of MCTV and all corporate action required by MCTV to authorize the acquisition which has been taken, and MCTV has the corporate power to effect the acquisition as provided for in this Agreement;

(vi) To the best of Counsel's knowledge, neither the execution or delivery by MCTV of this Agreement, nor compliance with the terms and provisions thereof, will conflict with or result in a breach of any of the terms, conditions or provisions of any agreement, contract or commitment listed on any Schedule delivered by MCTV to MEI pursuant to this Agreement or to the best of Counsel's knowledge of any judgment, order, injunction, decree, regulation or ruling of any court of governmental authority, to which MCTV is subject, or constitute a material default thereunder;

(vii) Except as set forth on any Schedule delivered by MCTV to MEI pursuant to this Agreement, to the best of Counsel's knowledge, MCTV is not engaged in or threatened with any suit, action or legal, administrative, arbitration or other proceeding or governmental investigation which might materially and adversely affect or impair the business or condition, financial or otherwise of MCTV; and

(viii) All authorizations, consents, approvals, permits and orders of all Federal and State governmental agencies required to be obtained by MCTV for consummation of the transactions contemplated by this Agreement have been obtained.

(f) Statutory Requirements. All statutory requirements for the valid consummation by MCTV of the transactions contemplated by this Agreement shall have been fulfilled.

(g) Change in Financial Condition of MCTV. There shall not have occurred any material adverse change in the financial condition or in the operations of the business of MCTV.

                     ARTICLE 9

           MATTERS SUBSEQUENT TO CLOSING

9.01 Covenant of Further Assurance. The parties covenant and agree that they shall, from time to time, execute and deliver or cause to be executed and delivered all such further instruments of conveyance, transfer, assignments, receipts and other instruments, and shall take or cause to be taken such further or other actions as the other party or parties to this Agreement may reasonably deem necessary in order to carry out the purposes and intent of this Agreement.

                    ARTICLE 10

      NATURE AND SURVIVAL OF REPRESENTATIONS

10.01 All statements contained in any written certificate, schedule, exhibit or other written instrument delivered by MEI or MCTV pursuant hereto, or otherwise adopted by MEI, by its written approval, or by MCTV by its written approval, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by MEI or MCTV, as the case may be. All representations, warranties and agreements made by either party shall survive for the period of the applicable statute of limitations and until the discovery of any claim, loss, liability or other matter based on fraud, if longer.

                    ARTICLE 11

           TERMINATION OF AGREEMENT AND
           ABANDONMENT OF REORGANIZATION

11.01 Termination. Anything herein to the contrary notwithstanding, this Agreement and any agreement executed as required hereunder and the reorganization contemplated hereby may be terminated at any time before the Closing Date as follows:

(a)  By mutual written consent of the Boards of Directors of MEI and MCTV.

(b)  By the Board of Directors of MEI if any of the conditions set forth in
Section 8.02 shall not have been satisfied.

(c)  By the Board of Directors of MCTV if any of the conditions set forth in
Section 8.01 shall not have been satisfied.

11.02 Termination of Obligations and Waiver of Conditions; Payment of Expenses. In the event this Agreement and the reorganization are terminated and abandoned pursuant to this Article 11, this Agreement shall become void and of no force and effect and there shall be no liability on the part of any of the parties hereto, or their respective directors, officers, Shareholders or controlling persons to each other. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and any of the documents evidencing the transactions contemplated hereby, including fees, expenses and disbursements of counsel.






                    ARTICLE 12

       EXCHANGE OF SHARES; FRACTIONAL SHARES

12.01 Exchange of Shares. At the Closing, MEI shall issue to the Shareholders of MCTV a total of 1,929,903 shares of MEI Common Stock. Each share of common stock of MCTV shall be exchanged for 1.072 shares of MEI Common Stock.

12.02 Fractional Shares. It is intended that no fractional shares or script certificates will be issued in connection with the reorganization. In lieu thereof, if any Shareholder of MCTV would be entitled to receive a fractional share of MEI Common Stock he will receive cash equal to the fair value of the fractional share as determined by the Board of Directors of MCTV.

                    ARTICLE 13

                   MISCELLANEOUS

13.01 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, excluding any conflicts of laws.

13.02 Notices. All notices necessary or appropriate under this Agreement shall be effective when personally delivered or deposited in the U. S. mail system, as the case may be, postage prepaid, certified or registered, return receipt requested, and addressed to the parties last known address, which addresses are currently as follows:

If to "MEI":      Media Entertainment, Inc.
                         Attn:  Mr. Waddell D. Loflin
                         8478 Quarters Lake Road
                         Baton Rouge, Louisiana 70809

If to "MCTV":  Missouri Cable TV Corp.
                         Attn: Mr. David M. Loflin
                         8478 Quarters Lake Road
                         Baton Rouge, Louisiana 70809

If to "Shareholders":

          Alvin J. Benard                                 Sareth Morm and
Saoeth Im
          8113 South Harper Avenue              1060 East 19th Street
          Los Angeles, CA 90001                    Long Beach, CA 90806

          Clyde and Linda Bunker                    Nancy McRae L.T. dtd-
12/4/86
          19233 Abdale Street                          1414 Coolidge Avenue
          Newhall, CA 91321                           Pasadena, CA 91104

          Ross and Becky Bravata                    Ross Carey Trust
          41022 Galvaz                               Seminario ESEPA,
Box 025216-184
          Prairieville, LA 70707                     Miami, FL 33102

          Curtis Bunyett                                  Arthur Rodriguez
          8748 Quarters Lake Road                 23817 Minnequa Drive
          Baton Rouge, LA 70809                   Diamond Bar, CA 91765

          Mike and Lori Cohn                       1993 Robbins Revocable
Trust
          12424 Park Trail                             6904 Winnetka Avenue
          Baton Rouge, LA 70816                 Winnetka, CA 91306

          Dunn Revocable Trust                     Don Reid
          2711 East 1st Street                         1115 West Olympic
Boulevard
          Long Beach, CA 90803                    Los Angeles, CA 90064

          Evangelical Center                           Linda Simmons
          2067 Hobart                                     7305 Kester Avenue,
#2
          Los Angeles, CA 90018                   Van Nuys, CA 91405

          Ted L. Flory Revocable Trust           David and Lynn Stenske
          6412 Heil Avenue                             5531 Adele Avenue
          Huntington Beach, CA 92647          Whittier, CA 90601

          David M. Loflin                                 Michael Stecher
          644 Frances Harriet                            703 Main Street, #3
          Baton Rouge, LA 70815                     El Segundo, CA 90245

          Denis Mantei                                       Glen and Maria
Thomas
          13821 Ridgecrest Circle                      12023 Peoria Street
          Tustin, CA 92680                                Sun Valley, CA 91352

          Harold Miller                                       Gilbert and
Eliza Tobon
          4071 Grandview Boulevard, #2            22138 Barbacoa Drive
          Los Angeles, CA 90066                       Saugus, CA 91350

          Carlton P. Weise
          P.O. Box 251
          Sierra Madre, CA 91024

13.03 Amendment and Waiver. The parties hereby may, by mutual agreement in writing signed by each party, amend this Agreement in any respect. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, such waiver right shall include, but not be limited to, the right of either party to:

(a) Extend the time for the performance of any of the obligations of the other;

(b) Waive any inaccuracies in representations by the other contained in this Agreement or in any document delivered pursuant hereto;

(c) Waive compliance by the other with any of the covenants contained in this Agreement, and performance of any obligations by the other; and

(d) Waive the fulfillment of any condition that is precedent to the performance by the party so waiving of any of its obligations under this Agreement. Any writing on the part of a party relating to such amendment, extension or waiver as providedin this Section 13.03 shall be valid if authorized or ratified by the Board of Directors of such party.

13.04 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by MEI or MCTV shall not constitute a waiver of the right to pursue other available remedies.

13.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.06 Benefit. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of MEI, MCTV and the Shareholders.

13.07 Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto represent the entire agreement of the undersigned regarding the subject matter hereof, and supersedes all prior written or oral understandings or agreements between the parties.

13.08 Each Party to Bear its Own Expense. MEI and MCTV shall each bear their own respective expenses incurred in connection with the negotiation, execution, closing and performance of this Agreement, including counsel fees and accountant fees.

13.09 Captions and Section Headings. Captions and section headings used herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

Executed as of the date first written above.

MEI:                                                            MCTV:

MEDIA ENTERTAINMENT, INC.           MISSOURI CABLE TV CORP.
(a Nevada corporation)                               (a Louisiana corporation)
By: /s/ Waddell D. Loflin                           By: /s/ David M. Loflin
Waddell D. Loflin                                       David M. Loflin
Vice President                                             President

SHAREHOLDERS:

/s/ David M. Loflin                                      /s/ Alvin J. Benard
David M. Loflin, individually                     Alvin J. Benard
(1,100,000MCTVshares for                        (20,000 MCTV shares
1,179,389MEIshares)                                  for 21,443 MEI shares)

/s/ Clyde Bunker                                          /s/ Linda Bunker
Clyde Bunker                                              Linda Bunker
(30,000 MCTV shares for                           (30,000 MCTV shares
 32,165 MEI shares)                                     for 32,165 MEI shares)

/s/ Ross Bravata                                           /s/ Becky Bravata
Ross Bravata                                                Becky Bravata
(40,000 MCTV shares                                 (40,000 MCTV shares
for42,887 MEI shares)                                 for 42,887 MEI shares)

/s/ Curtis Bunyett                                          /s/ Mike Cohn
Curtis Bunyett                                               Mike Cohn
(10,000 MCTV shares for                             (50,000 MCTV shares
10,722 MEI shares)                                       for 53,608 MEI
shares)

/s/ Lori Cohn                                                 /s/ Denis Mantei
Lori Cohn                                                      Denis Mantei
(50,000 MCTV shares                                   (20,000 MCTV shares
for 53,608 MEI shares)                                  for 21,443 MEI shares)

/s/ Sareth Morm                                             /s/ Harold Miller
Sareth Morm                                                  Harold Miller
(30,000 MCTV shares)                                  (20,000 MCTV shares
 for 32,165 MEI shares                                   for 21,443 MEI
shares)
/s/ Arthur Rodriguez                                         /s/ Don Reid
Arthur Rodriguez                                              Don Reid
(20,000 MCTV shares                                       (200,000 MCTV shares
for 21,443 MEI shares)                                      for 214,434 MEI
shares)

/s/ Linda Simmons                                             /s/ David
Stenske
Linda Simmons                                                  David Stenske
(10,000 MCTV shares                                        (20,000 MCTV shares
 for 10,722 MEI shares)                                      for 21,443 MEI
shares)

/s/ Lynn Stenske                                                  /s/ Michael
Stecher
Lynn Stenske                                                       Michael
Stecher
(20,000 MCTV shares                                         (25,000 MCTV
shares
for 21,443 MEI shares)                                        for 26,804 MEI
shares)

/s/ Glen Thomas                                                   /s/ Maria
Thomas
Glen Thomas                                                        Maria
Thomas
(20,000 MCTV shares                                          (20,000 MCTV
shares
for 21,443 MEI shares)                                         for 21,443 MEI
shares)

/s/ Gilbert Tobon                                                   /s/ Eliza
Tobon
Gilbert Tobon                                                       Eliza
Tobon
(15,000 MCTV shares                                          (15,000 MCTV
shares
for 16,082 MEI shares)                                        for 16,082 MEI
shares)

/s/ Carlton P. Weise                                              /s/ Saoeth
Im
Carlton P. Weise                                                  Saoeth Im
(30,000 MCTV shares                                         (30,000 MCTV
shares
 for 32,165 MEI shares)                                       for 32,165 MEI
shares)

DUNN REVOCABLE TRUST                       EVANGELICAL CENTER
By: /s/ Fred B. Dunn                                        By: /s/
By: /s/ Marjorie L. Dunn                                  Its authorized agent
     Trustee
(40,000 MCTV shares                                      (25,000 MCTV shares
for 42,887 MEI shares)                                     for 26,804 MEI
shares)

TED L. FLORY REVOCABLE TRUST        ROSS CAREY TRUST
By: /s/ Ted L. Flory                                         By: /s/ Ross
Carey
     Ted L. Flory, Trustee                                  Ross Carey,
Trustee
(20,000 MCTV shares                                     (20,000 MCTV shares
for 21,443 MEI shares)                                    for 21,443 MEI
shares)

1993 ROBBINS REVOCABLE TRUST
By: /s/ Craig Robbins
     Craig Robbins, Trustee
By: /s/ Karen Robbins
     Karen Robbins, Trustee
(20,000 MCTV shares
for 21,443 MEI shares)

NANCY McRAE L.T. dtd-12/4/86
By: /s/ Nancy McRae
      Nancy McReae, Trustee
(15,000 MCTV shares
for 16,082 MEI shares)